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                                                                Exhibit 15

                            STOCKHOLDER AGREEMENT
                            ---------------------


        This is an Agreement dated August 29, 1994 (the "Agreement") by and between Court Square Capital Limited, a Delaware corporation ("CSCL") and General Signal Corp., a New York corporation ("General").

                                  Background
                                  ----------

        A. Simultaneously with the execution of this Agreement, General is entering into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") with Reliance Electric Company, a Delaware corporation ("Reliance") pursuant to which Recharge will merge with and into General, with General as the surviving corporation (the "Merger"). The Merger is structured to be a tax-free reorganization under Section 368 of the Internal Revenue Code and is intended to be accounted for as a pooling of interests.

        B. CSCL currently owns beneficially and of record, 5,250,000 shares of the Reliance Class C Common Stock, par value $.01 per share, (the "Class C Stock") which are convertible into 14,217,000 shares of the Reliance Class A Common Stock, par value $.01 per share, (the "Class A Stock").

        C. General and CSCL wish to set forth certain understandings regarding their relationship prior to and after the Merger.


                                    Terms
                                    -----

        Therefore, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

        1. Agreements of CSCL.
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                1.1. DISSENTERS RIGHTS. CSCL agrees that in connection with the
Merger it will not exercise any appraisal or dissenters rights under Section
262 of the General Corporation Law of the State of Delaware.

                1.2. POOLING OF INTERESTS. As soon as practicable after the date hereof and in no event later than the date on which the joint proxy statement is first mailed to stockholders of General or Reliance, CSCL will execute an agreement not to


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sell, transfer or otherwise dispose of any shares of common stock of General received by it in the Merger for such time period as is necessary to preserve the accounting treatment of the Merger as a pooling of interests. General and CSCL currently contemplate that this restriction will prohibit sales, dispositions or other transfers by CSCL until such time as results covering at least 30 days of combined operations of General and Reliance have been published by General, in the form of a quarterly earnings report, an effective registration statement filed with the Securities and Exchange Commission or a report to the Securities and Exchange Commission on Form 10-K, 10-Q or 8-K, or any public filing or announcement which includes such combined results of operation.

                1.3. CONVERSION OF STOCK. CSCL will not convert any of its shares of Class C Stock into Class A Stock at any time on or before the record date for the special meeting of Reliance stockholders called for the Reliance stockholders to vote on and approve the Merger and Merger Agreement.

                1.4. NO SOLICITATION. (a) Until the earlier of the effective date of the Merger or the termination of the Merger Agreement in accordance with its terms, CSCL shall not, directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than General) with respect to any sale, transfer, disposition of CSCL's shares of stock in Reliance, and CSCL shall not sell, transfer or dispose of the stock it owns in Reliance.

                        (b) Until the earlier of the effective date of the Merger or the termination of the Merger Agreement in accordance with its terms, CSCL shall not, directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than General) with respect to any acquisition or purchase of a substantial amount of assets of Reliance or any merger, consolidation, business combination, sale of substantially all assets or similar transaction involving Reliance.

                1.5. RESTRICTIONS ON TRANSFER. CSCL and General agree that CSCL may only transfer its shares of General common stock and General Non-Voting Stock, in connection with one of the following events: (i) a widely-dispersed public offering or a private placement where no more than 2% of the fully-diluted (or converted) voting securities of General may be sold to any one ultimate buyer; (ii) redemption of such securities by General; (iii) sale to a person (or group, as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) who has obtained or is obtaining majority control from other sources;

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(iv) sales arranged by other shareholders and made on the same terms arranged by such other shareholders and on a pro rata basis with such other shareholders; (v) sales consented to in writing by a majority of the other shareholders; (vi) a merger, consolidation or similar transaciton, if the transaction has been approved by the board of directors of General; or (vii) exercise of a right of first refusal by any other shareholder.

        2. Agreements of General.
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                2.1. REGISTRATION RIGHTS. As soon as practicable after the date hereof and in no event later than the date on which General and CSCL enter into the agreement contemplated by Section 1.2 hereof, General shall enter into a registration rights agreement with CSCL with regard to the shares of stock of General that CSCL will receive in the Merger. The registration rights agreement will provide for registration rights substantially equivalent to those provided to CSCL in the Registration Rights Agreement dated April 29, 1992 between Reliance, CSCL and Prudential Private Placement Funding, Inc. The registration rights agreement shall also provide for the registration of shares of common stock of General that can be acquired upon the exchange or conversion of a security of CSCL or its affiliates that is convertible or exchangeable into shares of General common stock should CSCL or an affiliate issue such a security; provided, however, that in connection with any such registration General shall not be required to incur any liability under the Securities Act of 1933, as amended, as a "registrant" or "seller" of any security of CSCL or its affiliates.

                2.2. AMENDMENT OF CHARTER. In connection with the Merger, General will amend its charter to provide for two classes of common stock, including a class of non-voting common stock with terms substantially equivalent to the terms of the Class B Common Stock, par value $1.00, set forth on Exhibit C-1 to the Merger Agreement (the "General Non-Voting Stock"). In connection with the Merger, CSCL shall receive that number of shares of voting common stock of General as is equal to 4.9% of all the shares of General voting common stock outstanding and shall receive the balance of the shares that it is entitled to receive in the Merger in shares of the General Non-Voting Stock.

                2.3. REPRESENTATION ON BOARD. As soon as practicable after the date hereof and in no event later than the date on which General and CSCL enter into the agreement contemplated by Section 1.2 hereof, General shall enter into an agreement with CSCL providing that for so long as CSCL (and its affiliates) own five percent (5%) or more of the total outstanding shares of common stock of General, General shall

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nominate a designee of CSCL to serve on the board of directors of General and
General shall use its best efforts to have the CSCL designee elected as a director of General; PROVIDED, HOWEVER, that if (a) CSCL (or its affiliates) sell shares of General common stock to the extent that CSCL (and its affiliates) own less than ten percent (10%) of the total outstanding shares of common stock of General, or (b) if CSCL (or its affiliates) sell any shares of General common stock at any time where, before giving effect to such sale, CSCL (and its affiliates) own less than ten percent (10%) of the total outstanding shares of common stock of General, then General shall no longer be obligated to nominate a designee of CSCL to serve on General's board of directors. Such agreement shall also provide that if CSCL elects for whatever reason not to designate a nominee for election as a director of General when it is entitled to so designate a nominee, CSCL shall have the right to designate an observer who shall have the right to attend all General board meetings and the right to receive all notices and materials sent to the General board. For purposes of this Section 2.3 of this Agreement, (i) any shares of common stock of General issuable upon conversion or exchange of securities of CSCL or its affiliates convertible or exchangeable into common stock of General shall not be considered owned by CSCL, and (ii) any shares of General Non-Voting Stock shall be considered shares of "common stock" of General.

        3. Representations and Warranties.
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                3.1. CSCL is duly organized, validly existing and in good
standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. CSCL has the requisite corporate power and other authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CSCL and the consummation of the transactions contemplated hereby have been duly autorized by all necessary corporate action on the part of CSCL. This Agreement has been duly executed and delivered by CSCL and constitutes a valid and binding obligation of CSCL, enforceable against it in accordance with its terms.

                3.2. General is duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as now being conducted. General has the requisite corporate power and other authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by General and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of

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General. This Agreement has been duly executed and delivered by General and constitutes a valid and binding obligation of General, enforceable against it in accordance with its terms.

        4. TERMINATION. This Agreement shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms, (b) the date of any amendment, modification or waiver to the Merger Agreement which could have a material adverse effect on CSCL, and (c) the date on which CSCL (and its affiliates) ceases to own of record at least five percent (5%) of the total outstanding shares of common stock of General.

        5. GOVERNING LAW. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of New York.

        6. COMPLETE AGREEMENT. This Agreement contains the entire agreement among the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on any Party unless made in writing and signed by each Party.

        7. SUCCESSORS. No party may assign this agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party.

        8. INJUNCTIVE RELIEF. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.

                                        COURT SQUARE CAPITAL LIMITED

                                        By: /s/  Stephan Sherrill
                                            -------------------------------
                                            Name:  Stephan Sherrill
                                            Title: Managing Director



                                        GENERAL SIGNAL CORP.

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

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        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.

                                        COURT SQUARE CAPITAL LIMITED

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:



                                        GENERAL SIGNAL CORP.

                                        By: /s/  Edgar J. Smith, Jr.
                                            -------------------------------
                                            Name:  Edgar J. Smith, Jr.
                                            Title: Vice President, General
                                                   Counsel, and Secretary

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